Exhibit 12.1

Digital Realty Trust, Inc. and Subsidiaries

Statement of Computation of Ratios

(in thousands, except ratios)

	Year Ended December 31,
	2013	2012	2011	2010	2009
Income from continuing operations before noncontrolling interests	$320,449	$216,047	$162,126	$105,412	$91,234
Interest expense	189,399	157,108	149,350	137,384	88,442
Interest within rental expense(1)	7,687	3,410	2,847	2,604	2,633
Noncontrolling interests in consolidated joint ventures	(595)	444	324	288	(140)

Earnings available to cover fixed charges	$516,940	$377,009	$314,647	$245,688	$182,169
Fixed charges:
Interest expense	$189,399	$157,108	$149,350	$137,384	$88,442
Interest within rental expense(1)	7,687	3,410	2,847	2,604	2,633
Capitalized interest	26,277	21,456	17,905	10,241	9,196

	223,363	181,974	170,102	150,229	100,271
Preferred stock dividends	42,905	38,672	25,397	37,004	40,404

Fixed charges and preferred stock dividends	$266,268	$220,646	$195,499	$187,233	$140,675
Ratio of earnings to fixed charges	2.31	2.07	1.85	1.64	1.82
Ratio of earnings to fixed charges and preferred stock dividends	1.94	1.71	1.61	1.31	1.29

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).

Digital Realty Trust, L.P. and Subsidiaries

Statement of Computation of Ratios

(in thousands, except ratios)

	Year Ended December 31,
	2013	2012	2011	2010	2009
Income from continuing operations before noncontrolling interests	$320,449	$216,047	$162,126	$105,412	$91,234
Interest expense	189,399	157,108	149,350	137,384	88,442
Interest within rental expense(1)	7,687	3,410	2,847	2,604	2,633
Noncontrolling interests in consolidated joint ventures	(595)	444	324	288	(140)

Earnings available to cover fixed charges	$516,940	$377,009	$314,647	$245,688	$182,169
Fixed charges:
Interest expense	$189,399	$157,108	$149,350	$137,384	$88,442
Interest within rental expense(1)	7,687	3,410	2,847	2,604	2,633
Capitalized interest	26,277	21,456	17,905	10,241	9,196

	223,363	181,974	170,102	150,229	100,271
Preferred unit distributions	42,905	38,672	25,397	37,004	40,404

Fixed charges and preferred unit distributions	$266,268	$220,646	$195,499	$187,233	$140,675
Ratio of earnings to fixed charges	2.31	2.07	1.85	1.64	1.82
Ratio of earnings to fixed charges and preferred unit distributions	1.94	1.71	1.61	1.31	1.29

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).